PROFORMA CONSOLIDATED FINANCIAL STATEMENT	December 31 2010
Statement of financial condition for the period ended December 31, 2010, including Balance Sheets, Statements of Operations, and Statements of Cash Flows	For Internal Use Only

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ABC ACQUISITION CORP 1502
CONSOLIDATED BALANCE SHEET (Proforma)

- December 31 -
2010
ASSETS

Current Assets
Cash In Bank	$ 3,600
Total Current Assets	$ 3,600

Other Assets
Intangible Assets, net of amortization (Note 3)	$ 1,474,998
Total Other Assets	$ 1,474,998

TOTAL ASSETS	$ 1,478,598

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts Payable (Note 4 & Note 5)	$ 1,521,814
Accrued Payroll & Taxes	29,223
Loans Payable	1,450
Provision for Income Taxes (Note 9)	-
Total Liabilities	$ 1,552,487

COMMITMENTS & CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par, 100M shares authorized
none issued and outstanding (Note 8)
Common stock, $0.001 par, 400M shares authorized,	$ 5,684
________ shares issued and outstanding (Note 8)
Additional paid in capital (Note 8)	141,991
Subscriptions receivable	(125)
Net Income (loss)	(88,997)
Retained Earnings (Deficit)	(132,462)
Total Stockholders' Equity	$ (73,909)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,478,578

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ABC ACQUISITION CORP 1502
CONSOLIDATED STATEMENT OF OPERATIONS (Proforma)

April 12, 2010
(inception) to
December 31, 2010
Revenue
Gross profit (loss)	$ -

General and administrative expenses	(63,975)

Net (loss) before depreciation, amortization,
interest expense and income taxes	$ (63,975)

Depreciation and Amortization (Note 3)	(25,002)
Income taxes (Note 9)	-

Net Income (loss)	$ (88,977)

Weighted average common shares
outstanding - basic and diluted	21,440,553

Net (loss) per common share -
basic and diluted	$ (0.0041)

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ABC ACQUISITION CORP 1502
CONSOLIDATED STATEMENT OF CASH FLOWS (Proforma)

April 12, 2010
(inception) to
December 31, 2010
Cash flow from operating activities:
Net income (loss)	$ (88,977)
Increase (decrease) in Accounts payable	1,389,402
Increase (decrease) in Accrued payroll & taxes	29,223
Increase (decrease) in Loans payable	1,450
Net cash (used in) operating activities	1,331,098

Cash flows from investing activities:
(Increase) decrease in intangible assets	$ (1,500,000)
Increase (decrease) in accumulated amortization	25,002
Net cash provided by investing activities	$ (1,474,998)

Cash flows from financing activities:
Issuance of capital stock for cash (Note 3)	$ 5,682
(Increase) decrease in Subscriptions Receivable	(125)
Increase in Additional Paid In Capital (Note 8)	141,943
Net cash provided by financing activities	147,500

Increase (decrease) in cash	$ 3,600

Cash - beginning of period	-

Cash - end of period	$ 3,600

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